JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities—Auto-Callable with Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of MicroStrategy Incorporated due March 12, 2029

Fact Sheet dated February 24, 2025 to Preliminary Pricing Supplement dated February 24, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & C0.
Underlying Stock:	The Class A common stock of MicroStrategy Incorporated (Bloomberg ticker: MSTR)
Pricing Date[1]:	March 7, 2025
Issue Date[1]:	March 12, 2025
Final Calculation Day[1,2]:	March 7, 2029
Stated Maturity Date[1,2]:	March 12, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the stock closing price of the Underlying Stock on any call date is greater than or equal to the call value, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums†:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 23.00% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per security):

If the securities are not automatically called on or prior to the final calculation day, the “maturity payment amount” per security will equal:

•       if the ending price is less than the call value but greater than or equal to the threshold price:

$1,000 + ($1,000 × absolute stock return); or

•       if the ending price is less than the threshold price:

$1,000 + ($1,000 × stock return)

Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Absolute Stock Return:	The absolute value of the stock return
Call Value:	80% of the starting price
Threshold Price:	50% of the starting price
Stock Return:	(ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136BV32
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile* †

*Assumes a call premium for each call date equal to the minimum call premium for that call date

† Not all call dates reflected; reflects only the first, eighteenth and final call dates for illustrative purposes only

If the securities are automatically called, the positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. Therefore, you will not have the opportunity to participate in any appreciation of the Underlying Stock beyond the applicable call premium or earn any positive return from any depreciation of the Underlying Stock due to the absolute stock return feature.

If the securities are not automatically called and the ending price is less than the threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price to the ending price, and you will lose more than 50%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $894.40 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $880.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390025016414/
ea0231859-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum and product supplement.

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
March 12, 2026	At least 23.000% of the principal amount	October 12, 2027	At least 59.417% of the principal amount
April 13, 2026	At least 24.917% of the principal amount	November 12, 2027	At least 61.333% of the principal amount
May 12, 2026	At least 26.833% of the principal amount	December 13, 2027	At least 63.250% of the principal amount
June 12, 2026	At least 28.750% of the principal amount	January 12, 2028	At least 65.167% of the principal amount
July 13, 2026	At least 30.667% of the principal amount	February 14, 2028	At least 67.083% of the principal amount
August 12, 2026	At least 32.583% of the principal amount	March 13, 2028	At least 69.000% of the principal amount
September 14, 2026	At least 34.500% of the principal amount	April 12, 2028	At least 70.917% of the principal amount
October 13, 2026	At least 36.417% of the principal amount	May 12, 2028	At least 72.833% of the principal amount
November 12, 2026	At least 38.333% of the principal amount	June 12, 2028	At least 74.750% of the principal amount
December 14, 2026	At least 40.250% of the principal amount	July 12, 2028	At least 76.667% of the principal amount
January 12, 2027	At least 42.167% of the principal amount	August 14, 2028	At least 78.583% of the principal amount
February 12, 2027	At least 44.083% of the principal amount	September 12, 2028	At least 80.500% of the principal amount
March 12, 2027	At least 46.000% of the principal amount	October 12, 2028	At least 82.417% of the principal amount
April 12, 2027	At least 47.917% of the principal amount	November 13, 2028	At least 84.333% of the principal amount
May 12, 2027	At least 49.833% of the principal amount	December 12, 2028	At least 86.250% of the principal amount
June 14, 2027	At least 51.750% of the principal amount	January 12, 2029	At least 88.167% of the principal amount
July 12, 2027	At least 53.667% of the principal amount	February 12, 2029	At least 90.083% of the principal amount
August 12, 2027	At least 55.583% of the principal amount	March 7, 2029 (the “final calculation day”)	At least 92.000% of the principal amount
September 13, 2027	At least 57.500% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•      If the Securities Are Not Automatically Called and the Ending Price Is Less Than the Threshold Price, You Will Lose More Than 50%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•      If the Securities Are Not Automatically Called, Your Potential for a Positive Return from Depreciation of the Underlying Stock Is Limited.

•      If the Securities Are Automatically Called, the Potential Return on the Securities Is Limited to the Applicable Call Premium.

•      You Will Be Subject to Reinvestment Risk.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      The Benefit Provided by the Threshold Price May Terminate on the Final Calculation Day.

•      No Interest or Dividend Payments or Voting Rights.

•      Lack of Liquidity.

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts.

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      No Affiliation with the Underlying Stock Issuer.

•      The Anti-Dilution Protection Is Limited and May Be Discretionary.

•      Any Payment on the Securities Will Depend upon the Performance of the Underlying Stock and Therefore the Securities Are Subject to Risks Associated with the Underlying Stock, Each as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.